Exhibit 99.b(9)

Amendment to the By-Laws

of

Credit Suisse Mid-Cap Growth Fund, Inc.

Pursuant to Article VIII of the By-Laws of Credit Suisse Mid-Cap Growth Fund, Inc., the name has changed to Credit Suisse Mid-Cap Core Fund, Inc.

Dated the 1st of December, 2006